Exhibit 99.2

News release for immediate release

Contact information:
Heather J. Wietzel, Vice President, Investor Relations
217-788-5144 | investorrelations@horacemann.com
Horace Mann reports second-quarter 2022 results slightly ahead of previous announcement
•Second-quarter net loss of $0.30 per share and core loss* of $0.01 per share
◦Reflects previously announced elevated catastrophe losses, impact of inflation on auto loss severity and equity market declines
◦Seeing continued sales momentum entering back-to-school season, including voluntary Supplemental sales up 83%
◦Supplemental & Group Benefits segment earnings up 10%; includes Madison National’s suite of employer-sponsored benefit products for K-12 school districts this year
◦Net investment income from managed portfolio contributed $79 million, in line with expectations
•$24 million used to repurchase 670,816 shares between January and July 2022
•Revised 2022 full-year core EPS guidance upward slightly to $2.15 to $2.35 to reflect actual second-quarter results
◦Full-year 2022 net investment income from managed portfolio remains on track
◦Expects to resume trajectory toward sustainable double-digit ROEs

SPRINGFIELD, Ill., August 4, 2022 — Horace Mann Educators Corporation (NYSE:HMN) today reported financial results for the three months ended June 30, 2022:

($ in millions, except per share amounts)	Three Months Ended June 30,			Six Months Ended June 30,
	2022	2021	% Change	2022	2021	% Change
Total revenues	$346.3	$347.1	-0.2%	$693.1	$669.1	3.6%
Net income (loss)	(12.5)	46.7	-126.8%	2.0	86.0	-97.7%
Net investment gains (losses) after tax	(12.2)	3.9	N.M.	(24.4)	(3.2)	N.M.
Core earnings (loss)*	(0.3)	42.8	-100.7%	26.4	89.2	-70.4%
Adjusted core earnings*	5.9	45.0	-86.9%	37.9	93.5	-59.5%
Per diluted share:
Net income (loss)	(0.30)	1.11	-127.0%	0.05	2.04	-97.5%
Net investment gains (losses) after tax	(0.29)	0.09	N.M.	(0.58)	(0.08)	N.M.
Core earnings (loss) per diluted share*	(0.01)	1.02	-101.0%	0.63	2.12	-70.3%
Adjusted core earnings per diluted share*	0.14	1.07	-86.9%	0.90	2.22	-59.5%
Book value per share				30.59	43.78	-30.1%
Adjusted book value per share*				35.94	35.78	0.4%
Tangible book value per share*				29.83	31.08	-4.0%
N.M. - Not meaningful.
* These measures are not based on accounting principles generally accepted in the United States of America (non-GAAP). They are reconciled to the most directly comparable GAAP measures in the Appendix to the Investor Supplement. An explanation of these measures is contained in the Glossary of Selected Terms included as an exhibit in the Company’s reports filed with the Securities and Exchange Commission.

The Horace Mann Companies 1 Horace Mann Plaza Springfield, Illinois 62715-0001
217-789-2500 www.horacemann.com

“At the core of our company is a dedication to and respect for the education profession, and we remain more committed to that mission than ever,” said Horace Mann President and CEO Marita Zuraitis. “In the second quarter, our policyholders were affected by a number of severe weather events, and our claims team worked tirelessly to fulfill our promise to be there when our customers need us.
“We are seeing steady progress in our ability to engage with educators,” Zuraitis continued. “As the more severe effects of the pandemic are receding, educators are finding they have more time to devote to planning for their future, and improving school access continues to expand our options for virtual and in-person interactions. When educators return to classrooms later this month, we will be there to help them meet new challenges and prepare for a lifetime of financial success. Our teams will be working with school districts to provide financial workshops on topics like Student Loan Solutions and retirement readiness, enrolling new participants in benefit programs, and having individual discussions with educators about how to best protect what they have today and prepare for a successful tomorrow.
“Reflecting final second-quarter results, we now expect full-year 2022 core EPS between $2.15 and $2.35 due to the significant level of catastrophe losses, effects of equity market declines and inflation,” Zuraitis said. “While we are disappointed that this confluence of external events has temporarily interrupted our progress toward our long-term objectives, we believe our response is appropriate, including additional rate action as needed. We remain confident in our strategy to achieve a larger share of the education market. As we look to 2023, we expect return on equity will be in the high-single digits as we resume our trajectory toward sustainable double-digit ROEs.
“Our capital generating capacity is strong, and we remain committed to driving shareholder value,” Zuraitis concluded. “While deploying capital for growth is a key priority, we continue to focus on providing an attractive shareholder return through both cash dividends and share repurchase. Through the end of July, we used $24 million to repurchase 670,816 shares this year at an average price of $35.82, actively utilizing our recent $50 million share repurchase authorization.”

Operating Segment Results
Beginning with first quarter 2022, Horace Mann is reporting financial results in three operating segments: (1) Property & Casualty, (2) Life & Retirement, and (3) Supplemental & Group Benefits. The retail business, consisting of the Property & Casualty and Life & Retirement segments, provides insurance and financial services to individual educators through agency and direct channels. The Supplemental & Group Benefits segment provides voluntary and employer-sponsored benefits through school district employers. These worksite offerings help school districts attract and retain staff. This segment includes the results of Madison National Life Insurance Company, Inc. (Madison National) that was acquired effective January 1, 2022.
Property & Casualty segment results reflect higher catastrophe losses and impact of inflation
(All comparisons vs. same period in 2021, unless noted otherwise)
The Property & Casualty insurance segment primarily markets private passenger auto insurance and residential home insurance. Horace Mann offers standard auto coverages, including liability, collision and comprehensive. Property coverage includes both homeowners and renters policies. For both auto and property coverage, Horace Mann offers educators a discounted rate and the Educator Advantage® package of features. The Property & Casualty segment represented 51% of 2021 total revenues and contributed $57.0 million to 2021 core earnings.

($ in millions)	Three Months Ended June 30,				Six Months Ended June 30,
	2022	2021	Change		2022	2021	Change
Property & Casualty net premiums written*	$158.0	$155.6	1.5%		$297.6	$297.4	0.1%
Property & Casualty net income (loss) / core earnings (loss)*	(25.4)	19.3	-231.6%		(16.9)	47.2	-135.8%
Property & Casualty combined ratio	126.9%	99.2%	27.7	pts	112.6%	92.7%	19.9	pts
Property & Casualty underlying loss ratio*	65.7%	64.9%	0.8	pts	66.4%	59.5%	6.9	pts
Property & Casualty expense ratio	26.7%	25.7%	1.0	pts	26.5%	25.5%	1.0	pts
Property & Casualty catastrophe losses	30.5%	11.3%	19.2	pts	17.7%	9.1%	8.6	pts
Property & Casualty underlying combined ratio*	92.4%	90.6%	1.8	pts	92.9%	85.0%	7.9	pts
Auto combined ratio	119.3%	93.3%	26.0	pts	110.6%	88.7%	21.9	pts
Auto underlying loss ratio*	76.9%	68.0%	8.9	pts	76.2%	63.3%	12.9	pts
Property combined ratio	141.0%	110.8%	30.2	pts	116.6%	100.5%	16.1	pts
Property underlying loss ratio*	44.7%	59.2%	-14.5	pts	48.5%	51.5%	-3.0	pts

The Property & Casualty segment core loss primarily reflected the previously announced catastrophe losses as well as the impact of inflation and other factors on auto results, which resulted in a higher segment combined ratio. Segment net investment income was $7.7 million, reflecting limited partnership fund returns impacted by equity market declines, down from $21.7 million in last year’s second quarter, when outsized returns in the limited partnership fund portfolio benefited this segment.
Catastrophe losses were $45.7 million from 22 severe thunderstorm, wind and hail events concentrated in Midwest and Plains states. The level of second-quarter catastrophe losses was well above the company’s 10-year historical average of $26 million. Property delivered a strong underlying loss ratio of 44.7% on lower non-catastrophe fire losses. Property prior-accident year reserve releases lowered the property combined ratio by 11.4%.
The auto underlying loss ratio increased 8.9 points due to the impact of inflation and other loss cost factors, including the industry trends toward more severe accidents and increased utilization of medical treatments. The company continues to implement rate and other underwriting changes that address these trends. In addition, as previously announced, the auto combined ratio reflected auto prior-accident year reserve strengthening to address pandemic-related systemic delays that are affecting the settlement of claims from recent accident years that remain open.
As expected, Property & Casualty net premiums written were slightly above last year’s second quarter. Property average net premiums were up about 8% as inflation adjustments to coverage values began to take effect. Planned rate changes over the next 12 to 18 months will reflect increased weather activity. We expect the overall impact of rate and inflation factors on average premiums rising to the mid-teens over the next 12 to 18 months.

Auto average net premiums were up about 2% as pandemic-related mileage changes have stabilized. The auto rate plan for the remainder of 2022 and throughout 2023 reflects rate increases in the high-single to low double-digit range in states representing almost 80% of our premiums.
Life & Retirement segment core earnings up 5% on strong net investment income
(All comparisons vs. same period in 2021, unless noted otherwise)
The Life & Retirement segment markets 403(b) tax-qualified fixed, fixed indexed and variable annuities; the Horace Mann Retirement Advantage® open architecture platform for 403(b)(7) and other defined contribution plans; and other retirement products to educators as well as traditional term and whole life insurance products. Horace Mann is one of the largest participants in the K-12 educator portion of the 403(b) tax-qualified annuity market, measured by 403(b) net premiums written on a statutory accounting basis. The Life & Retirement segment represented 37% of 2021 total revenues and contributed $68.4 million to 2021 core earnings.

($ in millions)	Three Months Ended June 30,			Six Months Ended June 30,
	2022	2021	Change	2022	2021	Change
Life & Retirement net income / core earnings*	$17.3	$16.5	4.8%	$29.1	$27.9	4.3%
Life & Retirement adjusted core earnings*	20.4	16.4	24.4%	34.4	27.5	25.1%
Life annualized sales*	2.2	2.4	-8.3%	4.0	4.4	-9.1%
Life mortality costs	8.2	8.5	-3.5%	20.4	23.1	-11.7%
Net annuity contract deposits*	104.2	117.4	-11.2%	216.2	223.2	-3.1%
Annuity assets under management(1)				4,889.1	5,173.1	-5.5%
Total assets under administration(2)				8,257.9	9,319.4	-11.4%
(1)     Amount reported as of June 30, 2022 excludes $658.4 million of assets under management held under modified coinsurance reinsurance.
(2)    Includes Annuity AUM, Brokerage and Advisory AUA, and Recordkeeping AUA.

Life & Retirement segment core earnings were up 4.8% with total benefits and expenses largely unchanged. Adjusted core earnings, which excludes DAC unlocking, were up 24.4% with segment net investment income up 8.2%. DAC unlocking for the second quarter was driven primarily by the impact of the equity market decline.
For the Retirement business, net annuity contract deposits were $104.2 million, below last year’s strong second quarter. Educators continue to begin their relationship with Horace Mann through 403(b) retirement savings products, including the company’s attractive annuity products, which provide encouraging cross-sell opportunities. Total cash value persistency remained strong at 94.1%. The net interest spread was 303 points, up from a year ago, reflecting strong investment returns.
Horace Mann currently has $4.9 billion in annuity assets under management, including $2.2 billion of fixed annuities, $2.2 billion of variable annuities and $0.5 billion of fixed indexed annuities. Assets under administration, which includes Retirement Advantage and other advisory and recordkeeping assets, was down from a year ago largely due to the effect of equity market performance on assets under management.
Life annualized sales were slightly below last year, with persistency for life products of 96.2% remaining in line with prior periods.

Supplemental & Group Benefits segment sales up over 2021
(All comparisons vs. same period in 2021, unless noted otherwise)
The Supplemental & Group Benefits segment markets employer-sponsored group worksite solutions for districts and other public employers, as well as voluntary products typically distributed through the worksite channel. The worksite business provides group term life, disability and specialty health insurance along with voluntary supplemental products including cancer, heart, hospital, supplemental disability and accident coverages. The Supplemental & Group Benefits segment represented 12% of 2021 total revenues and contributed $46.0 million to 2021 core earnings.

($ in millions)	Three Months Ended June 30,				Six Months Ended June 30,
	2022	2021	Change		2022	2021	Change
Supplemental & Group Benefits net income / core earnings*	13.2	12.0	10.0%		$24.4	$23.3	4.7%
Supplemental & Group Benefits adjusted core earnings*	16.3	14.3	14.0%		30.6	28.0	9.3%
Pretax profit margin(1)	22.5%	39.2%	-16.7	pts	20.3%	38.4%	-18.1	pts
Net premiums earned	$69.1	$32.3	113.9%		$139.0	$64.7	114.8%
Voluntary products sales*	2.2	1.2	83.3%		3.6	2.2	63.6%
Employer-sponsored products sales*	1.3	—	N.M.		3.6	—	N.M.
Voluntary products benefits ratio	34.3%	31.3%	3.0	pts	31.8%	31.1%	0.7	pts
Employer-sponsored products benefits ratio	42.6%	—	N.M.		54.4%	—	N.M.
(1)    Measured to total revenues.

Supplemental & Group Benefits segment core earnings were up 10.0% with adjusted core earnings up 14.0%. Adjusted core earnings exclude the non-cash impact of amortization of intangible assets under purchase accounting that reduced core earnings by $3.9 million pretax vs. $3.0 million in the second quarter of 2021. Segment net investment income rose 50.0%, largely due to the addition of the Madison National portfolio in 2022.
The pre-tax profit margin reflected the addition of the newly acquired employer-sponsored products. Year-to-date benefit ratios for the voluntary and employer-sponsored products lines are near longer-term targets, despite expected quarterly fluctuations due to seasonality and other factors.
Total sales for the segment were $3.5 million. Sales of voluntary products were $2.2 million, a 83.3% increase over prior year, with persistency remaining very strong at 92.0%. Sales of employer-sponsored products added another $1.3 million, in line with management’s expectations.

Consolidated Results
Horace Mann’s investment strategy is primarily focused on generating income to support product liabilities, and balances principal protection and risk. Total net investment income includes net investment income on the investment portfolio managed by Horace Mann, as well as accreted investment income on the deposit asset on reinsurance related to the company’s reinsurance of policy liabilities related to legacy individual annuities written in 2002 or earlier.
Net investment income of $105 million on track to full-year guidance
(All comparisons vs. same period in 2021, unless noted otherwise)

($ in millions)	Three Months Ended June 30,				Six Months Ended June 30,
	2022	2021	Change		2022	2021		Change
Pretax net investment income - investment portfolio	$79.4	$84.1	-5.6%		$152.4	$155.2		-1.8%
Pretax investment income - deposit asset on reinsurance	25.8	25.1	2.8%		50.7	49.5		2.4%
Total pretax net investment income	105.2	109.2	-3.7%		203.1	204.7		-0.8%
Pretax net investment gains (losses)	(15.5)	4.9	N.M.		(31.0)	(4.1)		N.M.
Pretax net unrealized investment gains (losses) on fixed maturity securities					(358.5)	505.6		-170.9%
Investment yield, excluding limited partnership interests, pretax - annualized	4.28%	4.22%	0.06	pts	4.29%	4.20%	0.09	pts
N.M. - Not meaningful.

Total net investment income was down $4.0 million. Net investment income on the managed portfolio was down $4.7 million as returns on the limited partnership portfolio, while still elevated over historical levels, are lower than the outsized returns last year. Net investment income benefited from yield expansion in the core fixed income portfolio and higher balances in both the commercial mortgage loan and limited partnership portfolios. The company’s fixed maturity securities portfolio is in a net unrealized investment loss position of $358.5 million pretax at June 30, 2022, primarily due to the rising interest rate environment.
Adjusted book value per share* flat year over year
At June 30, 2022, shareholders’ equity was $1.26 billion, or $30.59 per share, as higher interest rates resulted in net unrealized investment losses on fixed maturity securities. Excluding the unrealized losses, shareholders’ equity was $1.48 billion, or $35.94 per share*. During the second quarter, Horace Mann repurchased 315,625 shares of common stock at an average price of $37.40. As of June 30, 2022, $1.3 million remained authorized for future share repurchases under the share repurchase program authorized in 2015, and $50.0 million remained open under the share repurchase program authorized in 2022.
At June 30, 2022, total debt was $497.8 million, with $249.0 million outstanding on the company’s line of credit. The ratio of debt-to-capital excluding net unrealized investment gains/losses* was 25.2% at June 30, 2022, which aligns with levels appropriate for the company’s current financial strength ratings.
Segment outlook for 2022
Horace Mann’s expectation for 2022 core EPS is now $2.15 to $2.35. As previously announced, total net investment income from the managed portfolio for 2022 is expected to be at the low end of the guided range of $310 million to $320 million. This largely reflects net investment income on the core portfolio at the low end of expectations due to lower portfolio balances resulting from elevated catastrophe losses. Due to equity market declines, returns on limited partnership funds are now expected to be below historical averages for the second half of the year.
Results for each segment will reflect different considerations:
•Property & Casualty segment 2022 core earnings expected to be in the range of $10 million to $14 million, reflecting first-half results: The full-year 2022 guidance reflects the company’s assumption that catastrophe losses in the second half of the year will contribute between $20 million and $22 million, pretax, unchanged from previous guidance and in line with the 10-year average for second-half catastrophe losses.
•Life & Retirement segment 2022 core earnings expected to be in the range of $56 million to $59 million, reflecting first-half results: The full-year net investment spread now expected to be slightly below the 2021 level of 290 due to the revised outlook for net investment income.
•Supplemental & Group Benefits segment 2022 core earnings expected to be at the low end of the guided range of $47 million to $50 million: Expectations for full-year 2022 benefit ratios continue to be about 35% for voluntary products and about 50% for employer-sponsored products.
Quarterly webcast
Horace Mann’s senior management will discuss the company’s second-quarter financial results with investors on August 5, 2022 at 11:00 a.m. Eastern Time. The conference call will be webcast live at investors.horacemann.com and archived later in the day for replay.
About Horace Mann
Horace Mann Educators Corporation (NYSE: HMN) is the largest financial services company focused on helping America’s educators and others who serve the community achieve lifelong financial success. The company offers individual and group insurance and financial solutions tailored to the needs of the educational community. Founded by Educators for Educators® in 1945, Horace Mann is headquartered in Springfield, Illinois. For more information, visit horacemann.com.
Safe Harbor Statement and Non-GAAP Measures
Statements included in this news release that are not historical in nature are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to certain risks and uncertainties. Horace Mann is not under any obligation to (and expressly disclaims any such obligation to) update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Please refer to the company’s Annual Report on Form 10-K for the year ended December 31, 2021 and the company’s past and future filings and reports filed with the Securities and Exchange Commission (SEC) for information concerning important factors that could cause actual results to differ materially from those in forward-looking statements. Information contained in this news release include measures which are based on methodologies other than accounting principles generally accepted in the United States of America (GAAP). Reconciliations of non-GAAP measures to the closest GAAP measures are contained in the Appendix to the Investor Supplement and additional descriptions of the non-GAAP measures are contained in the Glossary of Selected Terms included as an exhibit to the company’s SEC filings.
# # #

HORACE MANN EDUCATORS CORPORATION
Financial Highlights (Unaudited)

($ in millions, except per share data)	Three Months Ended June 30,			Six Months Ended June 30,
	2022	2021	% Change	2022	2021	% Change
Earnings Summary
Net income (loss)	$(12.5)	$46.7	-126.8%	$2.0	$86.0	-97.7%
Net investment gains (losses), after tax	(12.2)	3.9	N.M.	(24.4)	(3.2)	N.M.
Core earnings (loss)*	(0.3)	42.8	-100.7%	26.4	89.2	-70.4%
Adjusted core earnings*	5.9	45.0	-86.9%	37.9	93.5	-59.5%

Per diluted share:
Net income (loss)	$(0.30)	$1.11	-127.0%	$0.05	$2.04	-97.5%
Net investment gains (losses), after tax	(0.29)	0.09	N.M.	(0.58)	(0.08)	N.M.
Core earnings (loss)*	(0.01)	1.02	-101.0%	0.63	2.12	-70.3%
Adjusted core earnings*	0.14	1.07	-86.9%	0.90	2.22	-59.5%

Weighted average number of shares and equivalent shares (in millions) - Diluted	41.8	42.1	-0.7%	42.0	42.1	-0.2%

Return on Equity
Net income return on equity - LTM(1)	3.6%	9.8%		3.6%	9.8%
Net income return on equity - annualized	(3.6)%	10.6%		0.3%	9.5%
Core return on equity - LTM*(2)	5.9%	12.1%		5.9%	12.1%
Core return on equity - annualized*	(0.1)%	11.7%		3.5%	12.3%
Adjusted core return on equity - LTM*(3)	7.0%	12.7%		7.0%	12.7%
Adjusted core return on equity - annualized*	1.6%	12.3%		5.1%	12.9%

Financial Position
Per share:(4)
Book value				$30.59	$43.78	-30.1%
Effect of net unrealized investment gains (losses) on fixed maturity securities(5)				$(5.35)	$8.00	-166.9%
Dividends paid	$0.32	$0.31	3.2%	$0.64	$0.62	3.2%
Ending number of shares outstanding (in millions)(4)				41.2	41.5	-0.7%
Total assets				$13,758.5	$14,190.1	-3.0%
Short-term debt				249.0	135.0	84.4%
Long-term debt				248.8	278.5	-10.7%
Total shareholders’ equity				1,260.1	1,816.6	-30.6%

Additional Information
Net investment gains (losses)
Before tax	$(15.5)	$4.9	N.M.	$(31.0)	$(4.1)	N.M.
After tax	(12.2)	3.9	N.M.	(24.4)	(3.2)	N.M.
Per share, diluted	$(0.29)	$0.09	N.M.	$(0.58)	$(0.08)	N.M.
N.M. - Not meaningful.
(1)    Based on last twelve months net income and average quarter-end shareholders’ equity.
(2)    Based on last twelve months core earnings and average quarter-end shareholders’ equity which has been adjusted to exclude the fair value adjustment for investments, net of the related impact on deferred policy acquisition costs and applicable deferred taxes.
(3)    Based on last twelve months adjusted core earnings and average quarter-end shareholders’ equity which has been adjusted to exclude the fair value adjustment for investments, net of the related impact on deferred policy acquisition costs and applicable deferred taxes.
(4)    Ending shares outstanding were 41,189,337 at June 30, 2022 and 41,490,283 at June 30, 2021.
(5)    Net of the related impact on deferred policy acquisition costs and applicable deferred taxes.

HORACE MANN EDUCATORS CORPORATION
Consolidated Statements of Operations and Data (Unaudited)

($ in millions)	Three Months Ended June 30,			Six Months Ended June 30,
	2022	2021	% Change	2022	2021	% Change
Consolidated Statements of Operations
Net premiums and contract charges earned	$255.8	$225.8	13.3%	$511.7	$453.4	12.9%
Net investment income	105.2	109.2	-3.7%	203.1	204.7	-0.8%
Net investment gains (losses)	(15.5)	4.9	N.M.	(31.0)	(4.1)	N.M.
Other income	0.8	7.2	-88.9%	9.3	15.1	-38.4%
Total revenues	346.3	347.1	-0.2%	693.1	669.1	3.6%

Benefits, claims and settlement expenses	207.6	147.1	41.1%	384.6	281.4	36.7%
Interest credited	42.4	51.2	-17.2%	83.2	101.8	-18.3%
Operating expenses	77.3	60.5	27.8%	154.1	118.5	30.0%
DAC unlocking and amortization expense	27.0	23.5	14.9%	53.4	47.6	12.2%
Intangible asset amortization expense	4.2	3.2	31.3%	8.4	6.5	29.2%
Interest expense	4.3	3.5	22.9%	8.2	7.0	17.1%
Total benefits, losses and expenses	362.8	289.0	25.5%	691.9	562.8	22.9%

Income (loss) before income taxes	(16.5)	58.1	-128.4%	1.2	106.3	-98.9%
Income tax expense (benefit)	(4.0)	11.4	-135.1%	(0.8)	20.3	-103.9%
Net income (loss)	$(12.5)	$46.7	-126.8%	$2.0	$86.0	-97.7%

Net Premiums Written and Contract Deposits*
Property & Casualty	$158.0	$155.6	1.5%	$297.6	$297.4	0.1%
Life & Retirement	133.6	146.3	-8.7%	270.0	276.6	-2.4%
Supplemental & Group Benefits	68.3	32.3	111.5%	138.5	64.6	114.4%
Total	$359.9	$334.2	7.7%	$706.1	$638.6	10.6%

Segment Net Income (Loss)
Property & Casualty	$(25.4)	$19.3	-231.6%	$(16.9)	$47.2	-135.8%
Life & Retirement	17.3	16.5	4.8%	29.1	27.9	4.3%
Supplemental & Group Benefits	13.2	12.0	10.0%	24.4	23.3	4.7%
Corporate & Other(1)	(17.6)	(1.1)	N.M.	(34.6)	(12.4)	N.M
Consolidated net income (loss)	$(12.5)	$46.7	-126.8%	$2.0	$86.0	-97.7%
N.M. - Not meaningful.
(1)    Corporate & Other includes interest expense on debt and the impact of net investment gains and losses and other Corporate level items. The Company does not allocate the impact of corporate level transactions to the insurance segments consistent with how management evaluates the results of those segments. See detail for this segment on page 13.

HORACE MANN EDUCATORS CORPORATION
Business Segment Overview (Unaudited)

($ in millions)	Three Months Ended June 30,				Six Months Ended June 30,
	2022	2021	Change		2022	2021	Change
Property & Casualty
Net premiums written*	$158.0	$155.6	1.5%		$297.6	$297.4	0.1%
Net premiums earned	149.9	155.0	-3.3%		300.1	310.8	-3.4%
Net investment income	7.7	21.7	-64.5%		14.9	32.5	-54.2%
Other income	1.2	1.2	—%		2.0	3.3	-39.4%
Losses and loss adjustment expenses (LAE)	150.2	114.0	31.8%		258.5	208.7	23.9%
Operating expenses (includes amortization expense)	40.1	39.9	0.5%		79.5	79.4	0.1%
Interest expense	—	—	N.M.		—	0.1	-100.0%
Income (loss) before income taxes	(31.5)	24.0	-231.3%		(21.0)	58.4	-136.0%
Net income (loss)	(25.4)	19.3	-231.6%		(16.9)	47.2	-135.8%
Core earnings (loss)*	(25.4)	19.3	-231.6%		(16.9)	47.2	-135.8%
Net investment income, after tax	6.5	17.7	-63.3%		12.6	26.7	-52.8%

Catastrophe losses
After tax	36.2	13.8	162.3%		41.9	22.5	86.2%
Before tax	45.7	17.5	161.1%		53.0	28.5	86.0%
Prior years’ reserve development, before tax(1)
Auto	12.0	(3.0)	N.M.		12.0	(3.0)	N.M.
Property and other	(6.0)	(1.2)	N.M.		(6.0)	(1.2)	N.M.
Total	6.0	(4.2)	N.M.		6.0	(4.2)	N.M.

Operating statistics:
Loss and loss adjustment expense ratio	100.2%	73.5%	26.7	pts	86.1%	67.2%	18.9	pts
Expense ratio	26.7%	25.7%	1.0	pts	26.5%	25.5%	1.0	pts
Combined ratio	126.9%	99.2%	27.7	pts	112.6%	92.7%	19.9	pts
Effect on the combined ratio of:
Catastrophe losses	30.5%	11.3%	19.2	pts	17.7%	9.1%	8.6	pts
Prior years’ reserve development(1)	4.0%	-2.7%	6.7	pts	2.0%	-1.4%	3.4	pts
Combined ratio excluding the effects of catastrophe losses and prior years’ reserve development (underlying combined ratio)*	92.4%	90.6%	1.8	pts	92.9%	85.0%	7.9	pts

Risks in force (in thousands)					545	567	-3.9%
Auto(2)					371	387	-4.1%
Property					174	180	-3.3%

Household Retention - LTM
Auto(3)					86.8%	83.9%	2.9	pts
Property(3)					89.5%	87.4%	2.1	pts
N.M. - Not meaningful.
(1)    (Favorable) unfavorable.
(2)    Includes assumed risks in force of 4.
(3)    Retention is based on retained households. History has been restated to reflect this change.

HORACE MANN EDUCATORS CORPORATION
Business Segment Overview (Unaudited)

($ in millions)	Three Months Ended June 30,			Six Months Ended June 30,
	2022	2021	Change	2022	2021		Change
Life & Retirement
Net premiums written and contract deposits*	$133.6	$146.3	-8.7%	$270.0	$276.6		-2.4%

Net premiums and contract charges earned	36.8	38.5	-4.4%	72.6	77.9		-6.8%
Net investment income	88.4	81.7	8.2%	172.6	161.6		6.8%
Other income	4.4	5.0	-12.0%	9.3	9.8		-5.1%

Death benefits / mortality cost(1)	8.2	8.5	-3.5%	20.4	23.1		-11.7%
Interest credited	42.2	51.1	-17.4%	82.9	101.6		-18.4%
Change in reserves	22.5	14.5	55.2%	44.2	29.5		49.8%
Operating expenses	24.8	24.6	0.8%	50.6	48.3		4.8%
DAC amortization expense, excluding unlocking	7.2	6.6	9.1%	14.6	13.5		8.1%
DAC unlocking	3.7	(0.4)	N.M	6.2	(1.0)		N.M.
Intangible asset amortization expense	0.3	0.2	50.0%	0.6	0.6		—%

Income before income taxes	20.7	20.1	3.0%	35.0	33.7		3.9%
Income tax expense	3.4	3.6	-5.6%	5.9	5.8		1.7%
Net income	17.3	16.5	4.8%	29.1	27.9		4.3%
Core earnings*	17.3	16.5	4.8%	29.1	27.9		4.3%
Adjusted core earnings*	20.4	16.4	24.4%	34.4	27.5		25.1%

Life policies in force (in thousands)				162	163		-0.6%
Life insurance in force				$19,714	$19,239		2.5%
Lapse ratio - 12 months(1)				3.8%	4.0%	-0.2	pts

Annuity contracts in force (in thousands)				228	229		-0.4%
Retirement Advantage® contracts in force (in thousands)				16	13		23.1%
Total Persistency - LTM				94.1%	94.9%	-0.8	pts
N.M. - Not meaningful.
(1)    Ordinary life insurance.

HORACE MANN EDUCATORS CORPORATION
Business Segment Overview (Unaudited)

($ in millions)	Three Months Ended June 30,				Six Months Ended June 30,
	2022	2021	Change		2022	2021	Change
Supplemental & Group Benefits
Net premiums and contract charges earned	$69.1	$32.3	113.9%		$139.0	$64.7	114.8%
Net investment income	9.6	6.4	50.0%		16.7	11.8	41.5%
Other income	(4.8)	0.6	N.M.		(3.2)	1.3	N.M.
Benefits, settlement expenses and change in reserves	26.7	10.1	164.4%		61.5	20.2	204.5%
Interest credited	0.2	0.1	100.0%		0.3	0.1	200.0%
Operating expenses (includes DAC unlocking and amortization expense)	26.5	10.7	147.7%		52.0	21.7	139.6%
Intangible asset amortization expense	3.9	3.0	30.0%		7.8	5.9	32.2%
Income before income taxes	16.6	15.4	7.8%		30.9	29.9	3.3%
Net income	13.2	12.0	10.0%		24.4	23.3	4.7%
Core earnings*	13.2	12.0	10.0%		24.4	23.3	4.7%
Adjusted core earnings*	16.3	14.3	14.0%		30.6	28.0	9.3%

Benefits ratio(1)	38.9%	31.6%	7.3	pts	44.5%	31.4%	13.1	pts
Operating expense ratio(2)	35.9%	27.2%	8.7	pts	34.1%	27.9%	6.2	pts
Pretax profit margin(3)	22.5%	39.2%	-16.7	pts	20.3%	38.4%	-18.1	pts

Voluntary products benefits ratio	34.3%	31.3%	3.0	pts	31.8%	31.1%	0.7	pts
Voluntary premium persistency (rolling 12 months)	92.0%	90.7%	1.3	pts	92.0%	90.7%	1.3	pts
Employer-sponsored products benefits ratio	42.6%	—%	N.M.		54.4%	—%	N.M.
N.M. - Not meaningful.
(1)    Ratio of benefits to net premiums earned.
(2)    Ratio of operating expenses to total revenues.
(3)    Ratio of income before taxes to total revenues.

HORACE MANN EDUCATORS CORPORATION
Business Segment Overview (Unaudited)

($ in millions)	Three Months Ended June 30,			Six Months Ended June 30,
	2022	2021	% Change	2022	2021	% Change
Corporate & Other(1)
Components of loss before tax:
Net investment losses	$(15.5)	$4.9	N.M.	$(31.0)	$(4.1)	N.M.
Interest expense	(4.3)	(3.5)	-22.9%	(8.2)	(6.9)	-18.8%
Other operating expenses, net investment income and other income	(2.5)	(2.8)	10.7%	(4.5)	(4.7)	4.3%
Loss before income taxes	(22.3)	(1.4)	N.M.	(43.7)	(15.7)	N.M.
Net loss	(17.6)	(1.1)	N.M.	(34.6)	(12.4)	N.M.
Core loss*	(5.4)	(5.0)	-8.0%	(10.2)	(9.2)	-10.9%
Investments
Life & Retirement
Fixed maturity securities, at fair value (amortized cost, net 2022, $4,666.2; 2021, $4,687.1)				$4,389.3	$5,087.3	-13.7%
Equity securities, at fair value				91.0	106.3	-14.4%
Short-term investments				38.1	77.1	-50.6%
Policy loans				139.9	144.6	-3.3%
Limited partnership interests				587.7	383.0	53.4%
Other investments				56.1	57.9	-3.1%
Total Life & Retirement investments				5,302.1	5,856.2	-9.5%
Property & Casualty
Fixed maturity securities, at fair value (amortized cost, net 2022, $612.5; 2021, $775.5)				587.7	847.5	-30.7%
Equity securities, at fair value				18.0	31.1	-42.1%
Short-term investments				0.8	1.4	-42.9%
Limited partnership interests				184.5	164.8	12.0%
Other investments				1.1	1.1	—%
Total Property & Casualty investments				792.1	1,045.9	-24.3%
Supplemental & Group Benefits
Fixed maturity securities, at fair value (amortized cost, net 2022, $767.8; 2021, $586.8)				711.0	620.2	14.6%
Equity securities, at fair value				7.3	7.3	—%
Short-term investments				47.2	7.7	N.M.
Policy loans				0.9	0.9	—%
Limited partnership interests				56.2	37.9	48.3%
Other investments				7.5	3.1	141.9%
Total Supplemental & Group Benefits investments				830.1	677.1	22.6%
Corporate & Other
Equity securities, at fair value				1.0	1.0	—%
Short-term investments				11.1	2.2	404.5%
Total Corporate & Other investments				12.1	3.2	278.1%
Total investments				$6,936.4	$7,582.4	-8.5%
Net investment income - investment portfolio
Before tax	$79.4	$84.1	-5.6%	$152.4	$155.2	-1.8%
After tax	63.1	67.0	-5.8%	121.2	123.6	-1.9%
Investment income - deposit asset on reinsurance
Before tax	$25.8	25.1	2.8%	$50.7	49.5	2.4%
After tax	20.4	19.8	3.0%	40.1	39.1	2.6%
N.M. - Not meaningful.
(1)    The Corporate & Other segment includes interest expense on debt and the impact of investment gains and losses and other corporate level items. The Company does not allocate the impact of corporate level transactions to the insurance segments consistent with how management evaluates the results of those segments.